Exhibit 99.1

                   Cepheid Reports First Quarter 2004 Results

     Total Revenues Increase by 92% Driven by 112% Increase in Product Sales

            Gross Margin Dollars on Product Sales Increase by 174%

    SUNNYVALE, Calif., May 5 /PRNewswire-FirstCall/ -- Cepheid (Nasdaq: CPHD) today announced financial results for the quarter ended March 31, 2004.
    Product sales for the quarter ended March 31, 2004 increased 112% to approximately $6.6 million from approximately $3.1 million for the corresponding prior year period. The increase in product sales for the quarter ended March 31, 2004 as compared to the corresponding prior year period was due to a 423% increase in reagent and disposable sales and a 74% increase in instrument sales.
    Total revenues for the quarter ended March 31, 2004 increased 92% to approximately $7.3 million compared to approximately $3.8 million for the corresponding prior year period. The increase in total revenue for the quarter ended March 31, 2004 as compared to the corresponding prior year period was due primarily to the increase in product sales. Contract revenue of $0.6 million for the quarter ended March 31, 2004 was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.
    Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter ended March 31, 2004 increased by 174% as compared to the corresponding prior year period. The gross margin percentage on product sales for the quarter ended March 31, 2004 increased to 55% compared to 42% for the corresponding prior year period. The increase in gross margin percentage on product sales for the quarter ended March 31, 2004 as compared to the corresponding prior year period is due primarily to a change in product mix to higher gross margin products. Gross margin on product sales for future quarters will be substantially impacted by higher royalties related to an anticipated license arrangement discussed below, but are expected to remain within the range of management's previous guidance.
    Operating expenses for the period ended March 31, 2004, included an accrued liability in the amount of $1.3 million for anticipated royalties on past product sales. In that regard, the company approached the owner of certain patents to negotiate a worldwide license to certain technology for which general terms have been agreed upon and the negotiations are ongoing to finalize the definitive license agreement. The Company expects to record resulting future royalty obligations as the related product sales are recognized.
    Inclusive of the noted accrual, net loss for the quarter ended March 31, 2004 was approximately $4.1 million, or $0.11 per share, compared to a net loss of approximately $4.7 million, or $0.15 per share for the corresponding prior year period.
    "The Company had a strong quarterly performance on both an operating and strategic level," stated John Bishop, Cepheid's Chief Executive Officer.
    "We completed a public offering of 5,500,000 shares of common stock which increased our cash balance by $57.7 million, net of expenses. This places us in a strong position to carry out key strategic initiatives while also potentially achieving positive cash flow from operations without returning to the capital markets.
    Significant sales of GeneXpert(R) modules and anthrax test cartridges were realized during the quarter for Biohazard Detection System (BDS) units scheduled to be deployed at selected United States Postal Service (USPS) sites. Site deployment was initiated in March with a number of units deployed at multiple sites. However, as discussed in Cepheid's press release on April 29, additional deployment is temporarily on hold pending resolution of an observed increase in the rate of non-determinate results, which occurred at a small number of sites on a limited number of mail sorting lines on which BDS units were installed.
    Our collaborator Infectio Diagnostic Inc. (IDI) received 510(k) clearance from the US Food and Drug Administration (FDA) to market its new IDI-MRSA(TM) test for detecting methicillin-resistant Staphylococcus aureus (MRSA). According to IDI it is the first MRSA test cleared by the FDA for use directly on clinical specimens. This represents the second in our developing pipeline of Clinical Genetic Assessment products. Running on our SmartCycler(R) system, the speed and simplicity of IDI-MRSA test is expected to make it ideal for routine laboratory use, with rapid results helping to ensure effective management of true MRSA carriers in the hospital environment. MRSA is one of the main causes of hospital-acquired infections affecting thousands of hospitalized patients every year.
    Sales of our other existing products in the Life Sciences and Clinical Genetic Assessment markets also demonstrated positive growth during the quarter in both our domestic and international markets."

    2004 Outlook
    Commenting on Cepheid's outlook for the remainder of 2004, Mr. Bishop stated:
    "We expect to move forward with a number of key events during the second quarter. Three significant market launches are scheduled to take place at the American Society of Microbiology meeting during the week of May 24, 2004. The IDI-MRSA test for use on the SmartCycler is planned for market launch along with the market launch of the SmartCycler family of higher throughput systems specifically set up for simultaneous analysis of 16, 32, 48 and 64 tests. The GeneXpert System for use in the BioThreat market along with the anthrax test cartridge and a manual sample collection kit is also scheduled for launch.
    In addition, as previously announced our expected release of the GeneXpert System into the Life Sciences market is planned for later in the year with an ASR product for use in Leukemia research. We also expect to release a number of ASR products for use in infectious disease on the SmartCycler System before the end of the year that have not previously been discussed. These products are expected to include specific analytes for Herpes simplex 1&2, Cytomegalovirus (CMV), Bordetella pertussis, Enterovirus (EV), Epstein-Barr virus (EBV) and Norwalk virus. We further expect to significantly expand our ASR product lines for use in infectious disease research in 2005 along with additional tests for cancer research.
    As discussed in our press release dated April 29, 2004, the further deployment of the BDS units at USPS sites around the country has been temporarily suspended in order to investigate an anomaly in the rate of non-determinate tests experienced on a small number of mail sorting lines on which BDS units have been installed. A non-determinate test does not indicate a threat is suspected; it simply means that the test did not provide an answer. A team comprised of representatives from the USPS, Northrop Grumman and Cepheid scientists is investigating the issue. Adjustments made to some of the mail sorting lines involved appear to have eliminated the previously observed anomaly; however, additional work is continuing to better characterize the phenomenon. At this time, we are confident that the GeneXpert module and anthrax test cartridges are functioning as expected. We are currently continuing to ship test cartridges for use on deployed units and to build modules for BDS units yet to be deployed.
    We reaffirm that we expect our 2004 product sales to be in the range of $42.0 million to $46.0 million, based on phase one sales for the USPS program and sales expected from other existing products. Due to the March implementation of the BDS deployment and due to seasonal factors, we continue to expect realization of our product sales to be more heavily weighted toward the second half of the year. This guidance does not include any potential product sales that may result if the USPS elects to initiate deployment of the phase two option during 2004. Our gross profit margin on product sales for 2004 is expected to improve over that achieved in 2003; however, it may not be at the level achieved for the first quarter of 2004. We also reaffirm that we expect our 2004 net loss to be in the range of $10.5 million to $12.5 million or $0.27 to $0.32 per share based on actual weighted average shares outstanding of 38.7 million as of March 31, 2004."
    As of March 31, 2004, the Company had $72.5 million in unrestricted cash. This is expected to carry the Company to a positive operating cash flow position consistent with our strategic plan.

    Conference Call Information
    Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. Also joining them will be Kurt Petersen, PhD., Cepheid's President and CTO and Joseph Smith, Cepheid's Senior V.P. and General Counsel and Business Development. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-215-6437 (domestic) or 706-679-7393 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.
    After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through May 5, 2005. A replay of the conference call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through May 12, 2004; the conference ID is 7141561. The replay will be available after 5:30 pm (Eastern).

    About Cepheid
    Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

    This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, future revenues, gross margin, future net losses and other financial data, Cepheid's cash needs, the status of the USPS BDS program, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual United States Postal Service (USPS) funding and deployment of the Biohazard Detection System (BDS); the occurrence of additional delays with respect to the BDS, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS, performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing its direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2003 and "Factors that Might Affect Future Results" in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.
    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    For further information, please contact John Bishop, CEO, bishop@cepheid.com, or John Sluis, CFO, sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Cynthia Martin, +1-312-640-6741,
cmartin@financialrelationsboard.com, or Investor/Analyst Information, Tricia Ross, +1-310-407-6540, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid



                                   CEPHEID

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                    (in thousands, except per share data)

                                                     Quarter Ended March 31,
                                                       2004           2003
     Revenues:
      Instrument sales                                $4,871         $2,794
      Reagent and disposable sales                     1,777            340
       Product sales                                   6,648          3,134
      Contract revenues                                  613             32
      Grant and government sponsored research
       revenue                                            --            613
       Total revenues                                  7,261          3,779
     Costs and operating expenses:
      Cost of product sales                            3,018          1,808
      Research and development                         3,630          3,643
      Selling, general and administrative              3,067          2,980
      Expense contingency for patent related matter    1,264             --
      Collaboration profit sharing                       425             --
       Total costs and operating expenses             11,404          8,431
     Loss from operations                             (4,143)        (4,652)
     Other expenses, net                                  (4)           (36)
     Net loss                                        $(4,147)       $(4,688)

     Basic and diluted net loss per share             $(0.11)        $(0.15)
     Shares used in computing basic and diluted
      net loss per share                              38,710         31,393


                                   CEPHEID

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                               March 31,         December 31,
                                                 2004               2003
     ASSETS                                   (unaudited)            (1)
     Current assets:
      Cash and cash equivalents                 $72,538            $18,510
      Accounts receivable                         4,874              3,504
      Collaboration receivable                    5,000              5,000
      Inventory                                   6,201              5,088
      Prepaid expenses and other
       current assets                             1,815                650
     Total current assets                        90,428             32,752
     Property and equipment, net                  8,261              8,071
     Restricted cash                                688                688
     Other assets                                   242                 47
     Total assets                               $99,619            $41,558

           LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
      Accounts payable                           $2,462            $ 1,823
      Accrued compensation                        1,864              1,604
      Accrued royalties                           1,632                233
      Accrued other liabilities                   3,073              2,117
      Current portion of deferred revenue         4,276              3,239
      Current portion of equipment financing      1,992              1,897
     Total current liabilities                   15,299             10,913
     Long-term portion of deferred revenue        7,619              8,095
     Equipment financing, less current portion    2,022              1,978
     Deferred rent                                  530                497
     Commitments
     Shareholders' equity:
      Preferred stock                                --                 --
      Common stock                              150,920             92,694
      Additional paid-in capital                  7,504              7,501
      Accumulated other comprehensive loss          (21)               (13)
      Accumulated deficit                       (84,254)           (80,107)
     Total shareholders' equity                  74,149             20,075
     Total liabilities and shareholders'
      equity                                    $99,619            $41,558

     (1) The balance sheet at December 31, 2003 has been derived from the audited financial statements, which are included in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


SOURCE  Cepheid
    -0-                             05/05/2004
    /CONTACT: John Bishop, CEO, bishop@cepheid.com, or John Sluis, CFO, sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Cynthia Martin, +1-312-640-6741, cmartin@financialrelationsboard.com, or Investor/Analyst Information, Tricia Ross, +1-310-407-6540, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid/
    /Web site:  http://www.cepheid.com /
    (CPHD)

CO:  Cepheid
ST:  California
IN:  HEA MTC BIO
SU:  ERN CCA ERP